                                   EXHIBIT 99
                                   ----------


LATTICE SEMICONDUCTOR ANNOUNCES OFFERING OF CONVERTIBLE SUBORDINATED NOTES

HILLSBORO, Ore., Oct. 18 / -- Lattice Semiconductor Corporation today announced that it intends, subject to market and other conditions, to raise approximately $200 million (excluding proceeds of the over-allotment option, if any) through an offering of convertible subordinated notes to qualified institutional investors. No other details were provided.

The Company stated that it intends to use the net proceeds of the offering to repay the bank debt incurred to acquire Vantis Corporation in June 1999.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Oregon-based Lattice Semiconductor Corporation designs, develops and markets the broadest range of high-performance ISP(TM) programmable logic devices
(PLDs). Lattice introduced ISP devices to the industry in 1992. Lattice acquired Vantis, the Corporation that invented the PLD, in June 1999. With double the engineering and sales resources, the combined Company will focus on developing and delivering innovative programmable products to a complementary customer base.

Lattice/Vantis products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communication, computing, industrial and military end markets. Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 U.S.A.; Telephone 503-268-8000; FAX 503-268-8037. For
more information on access our Web site at: WWW.LATTICESEMI.COM.

NOTE: ISP and in-system programmable are trademarks of Lattice Semiconductor Corporation.